                 SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                          (Amendment No. 16)

                     NATIONAL R.V. HOLDINGS, INC.
                            (Name of Issuer)

                       Common Stock par value $0.01
                      (Title of Class of Securities)

                               637277104
                           (CUSIP Number)

                         Stephen M. Davis, Esq.
                         Werbel & Carnelutti
                        A Professional Corporation

       711 Fifth Avenue, New York, New York 10022, (212) 832-8300
        (Name, Address and Telephone Number of Person Authorized
                  to Receive Notices and Communications)

                           November 19, 1998
       (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
 .






                          Page 1 of 30 Pages

                           SCHEDULE 13D
-------------------                         ------------------
CUSIP No. 637277104                         Page 2 of 30 Pages
-------------------                         ------------------
===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
       Gary N. Siegler
----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[ ] (b)[X]
----------------------------------------------------------------
3  SEC USE ONLY
----------------------------------------------------------------
4  SOURCE OF FUNDS
       PF, OO
--------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]
----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
----------------------------------------------------------------
7  SOLE VOTING POWER
       533,090 (Includes 514,044 options)
----------------------------------------------------------------
8  SHARED VOTING POWER
       435,230
----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       533,090 (Includes 514,044 options)
----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       435,230
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       968,320 (Includes 514,044 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        9.0%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       IN
===========================================

                                  SCHEDULE 13D

-------------------                                   -----------------
CUSIP No. 637277104                                   Page 3 of 30 Pages
-------------------                                   -----------------

===========================================
======================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       Peter M. Collery
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
                                                         (b)  [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       PF, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                         [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
        123,750 (includes 123,750 underlying options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
        365,173
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
        123,750 (includes 123,750 underlying options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
        365,173
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
        488,923 (includes 123,750 underlying options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       4.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       IN
==========================================

                                  SCHEDULE 13D

-------------------                                          -----------------
CUSIP No. 637277104                                          Page 4 of 30 Pages
-------------------                                          -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       Arena-NRV Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  [x]
                                                    (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       86,112
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       86,112
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       86,112
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.8%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       PN
===========================================

                            SCHEDULE 13D

-------------------                                -----------------
CUSIP No. 637277104                                Page 5 of 30 Pages
-------------------                                -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON
       The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  [X]
                                                    (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
        66,538
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
        66,538
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
        66,538
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                        [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       PN
===========================================

                             SCHEDULE 13D

-------------------                                  -----------------
CUSIP No. 637277104                                  Page 6 of 30 Pages
-------------------                                  -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                      (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       OO
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                          [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
----------------------------------------------------------------
8  SHARED VOTING POWER
       33,461
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       33,461
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       33,461
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                        [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       CO
===========================================

                              SCHEDULE 13D

-------------------                               -----------------
CUSIP No. 637277104                               Page 7 of 30 Pages
-------------------                               ------------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
      OF ABOVE PERSON
       SC Fundamental Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                        (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                            [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
        66,538
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
        66,538
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
        66,538
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                       [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       CO
===========================================

                              SCHEDULE 13D

-------------------                           -----------------
CUSIP No. 637277104                           Page 8 of 30 Pages
-------------------                           -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
       Siegler, Collery & Co.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  [X]
                                                    (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       80
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       80
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       80
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       .0008%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       CO
===========================================

                               SCHEDULE 13D
-------------------                                -----------------
CUSIP No. 637277104                                Page 9 of 30 Pages
-------------------                                -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON
Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  [X]
                                                    (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       6,470
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       6,470
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       6,470
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    .06%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       EP
===========================================

                              SCHEDULE 13D

-------------------                            -----------------
CUSIP No. 637277104                            Page 10 of 30 Pages
-------------------                            -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       R.V. Dolphin Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                     (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       15,433
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       15,433
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       15,433
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                       [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       PN
===========================================

                               SCHEDULE 13D

-------------------                              -----------------
CUSIP No. 637277104                              Page 11 of 30 Pages
-------------------                              -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       Dolphin Partners II, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                      (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                          [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       6,853
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       6,853
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       6,853
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                    [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.07%
----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       PN
===========================================

                           SCHEDULE 13D
-------------------                                -----------------
CUSIP No. 637277104                                Page 12 of 30 Pages
-------------------                                -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       Insight Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       145,156
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       145,156
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       145,156
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                        [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.4%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       PN
===========================================

                              SCHEDULE 13D

-------------------                               -----------------
CUSIP No. 637277104                               Page 13 of 30 Pages
-------------------                               -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       Motorhome Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                        (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                            [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       5,070
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       5,070
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       5,070
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       .05%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       PN
===========================================

                               SCHEDULE 13D

-------------------                               -----------------
CUSIP No. 637277104                               Page 14 of 30 Pages
-------------------                               -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       SC-BVI Partners
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                        (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                            [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
             0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       33,461
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
             0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       33,461
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       33,461
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       PN
===========================================

                                SCHEDULE 13D

-------------------                              -----------------
CUSIP No. 637277104                              Page 15 of 30 Pages
-------------------                              -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [X]
                                                         (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                            [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       British Virgin Islands
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
             0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       33,461
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
             0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       33,461
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       33,461
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                      [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       CO
===========================================

                                  SCHEDULE 13D

-------------------                                  -----------------
CUSIP No. 637277104                                  Page 16 of 30 Pages
-------------------                                  -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       SC Fundamental, LLC
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                        (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                            [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
             0
-----------------------------------------------------------------
8  SHARED VOTING POWER
        66,538
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
             0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
        66,538
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
        66,538
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                 [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       OO
===========================================

                            SCHEDULE 13D

-------------------                              -----------------
CUSIP No. 637277104                              Page 17 of 30 Pages
-------------------                              -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       The Gary N. Siegler Foundation
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                        (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                            [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
             0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       70,057
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
             0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       70,057
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       70,057
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       OO
===========================================

                                 SCHEDULE 13D

-------------------                                -----------------
CUSIP No. 637277104                                Page 18 of 30 Pages
------------------                                 ------------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
      OF ABOVE PERSON
       SC-Dolphin, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                        (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                            [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
             0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       22,286
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
             0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       22,286
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       22,286
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       CO
===========================================

SCHEDULE 13D

-------------------                             -----------------
CUSIP No. 637277104                             Page 19 of 30 Pages
-------------------                             -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       Arena Capital Corp.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [X]
                                                         (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                            [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
             0
-----------------------------------------------------------------
8  SHARED VOTING POWER
       86,112
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
             0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       86,112
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       86,112
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.8%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       CO
===========================================

                                SCHEDULE 13D
-------------------                                 -----------------
CUSIP No. 637277104                                 Page 20 of 30 Pages
-------------------                                 -----------------

===========================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON
       Neil H. Koffler
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                        (b)  [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
       WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                         [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
       55,977 (Includes 55,958 options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
       99,999
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
       55,977 (Includes 55,958 options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
       99,999
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
       155,976 (Includes 55,958 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
       IN
===========================================

                                                    Page 21 of 30 Pages


                         AMENDMENT NO. 16
                             TO THE
                           SCHEDULE 13D


             This statement constitutes Amendment No. 16 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of National R.V. Holdings, Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary N. Siegler ("Siegler"), Peter M. Collery ("Collery"), Siegler, Collery & Co ("SCC"), Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan ("Employee Plan"), R.V. Dolphin Partners, L.P. ("R.V.-Dolphin"), Dolphin Partners II, L.P. ("Dolphin II"), Insight Investors, L.P. ("Insight"), Arena-NRV Investors, L.P. ("Arena"), Motorhome Partners, L.P. ("Motorhome"), The Gary N. Siegler Foundation ("Foundation"), Arena Capital Corp. ("Capital"), SC-Dolphin, Inc. ("Dolphin"), SC Fundamental, LLC ("SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC- BVI Partners and Neil H. Koffler ("Koffler") (collectively, the "Reporting Persons").

Item 5.      Interest in Securities of the Issuer

             (a) As of the close of business on November 23, 1998, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below
(based upon 10,206,588 Shares that were reported to be outstanding by the Issuer on November 2, 1998 in its September 30, 1998 Form 10-Q).

                                                   Page 22 of 30 Pages

===========================================
                                      Shares of
  Name                              Common Stock      Percentage
-----------------------------------------------------------------
SC Fundamental Inc.                   66,538            0.7%
-----------------------------------------------------------------
The SC Fundamental Value Fund, L.P.   66,538            0.7%
-----------------------------------------------------------------
SC Fundamental Value BVI, Inc.        33,461            0.3%
-----------------------------------------------------------------
Gary N. Siegler (1)                  968,320            9.0%
-----------------------------------------------------------------
Peter M. Collery (2)          488,923             4.7%
-----------------------------------------------------------------
Arena-NRV Investors, L.P.      86,112             0.8%
-----------------------------------------------------------------
Arena Capital Corp.              86,112             0.8%
-----------------------------------------------------------------
Dolphin Partners II, L.P.       6,853             .07%
-----------------------------------------------------------------
Motorhome Partners, L.P.               5,070             .05%
-----------------------------------------------------------------
Insight Investors, L.P.              145,156             1.4%
-----------------------------------------------------------------
R.V. Dolphin Partners, L.P.           15,433             0.2%
-----------------------------------------------------------------
Siegler, Collery & Co.             80      0.0008%
-----------------------------------------------------------------
Siegler, Collery & Co. Employee's
Savings and Profit Sharing Plan        6,470             0.6%
-----------------------------------------------------------------
SC-BVI Partners                       33,461             0.3%
-----------------------------------------------------------------
SC Fundamental Value BVI, Ltd.        33,461  0.3%
-----------------------------------------------------------------
SC Fundamental, LLC                   66,538             0.7%
-----------------------------------------------------------------
The Gary N. Siegler Foundation        70,057             0.7%
-----------------------------------------------------------------
SC-Dolphin, Inc.                      22,286             0.2%
-----------------------------------------------------------------
Neil H. Koffler(3)                   155,976             1.5%
===========================================

------------

                                                          Page 23 of 30 Pages

---------------------
(1)    Includes 514,044 shares underlying options.
(2)    Includes 123,750 shares underlying options.
(3)      Includes  55,958 shares underlying options.

             (b)    Siegler and Collery, by virtue of their
status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner. Koffler, by virtue of his status as employee members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

                    Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Koffler, by virtue of his status as an officer of BVI, Inc., may be deemed to share with BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Because BVI Fund and SC-BVI Partners could be deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock (and as to which BVI Inc. exercises such power), BVI Fund and SC-BVI Partners are also Reporting Persons.

                    Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Dolphin, the general partner of R.V.-Dolphin and Dolphin II, may be deemed to share with Dolphin, R.V.-Dolphin and Dolphin II the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of R.V.-Dolphin and Dolphin II is the direct beneficial owner.

                    Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Capital, the general partner of Arena, may be deemed to share with Capital and Arena the power to vote or direct the

                                                           Page 24 of 30 Pages

vote and dispose or direct the disposition of shares of Common Stock of which Arena to is the direct beneficial owner.

                    Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SCC, the general partner of each of Motorhome and Insight, may be deemed to share with SCC, Motorhome and Insight the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of SCC, Motorhome and Insight is the direct beneficial owner.

                    Siegler and Collery, by virtue of their status as trustees of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

                    Siegler, by virtue of his status as the sole director and officer of Foundation, may be deemed to share with Foundation the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Foundation is the direct beneficial owner.

                    Siegler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 533,090 shares of Common Stock of which he is the direct beneficial owner.

                    Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 123,750 shares of Common Stock of which he is the direct beneficial owner.

                    Koffler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 55,977 shares of Common Stock of which he is the direct beneficial owner.

             (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past 60 days. Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the Nasdaq National Market.

                                                           Page 25 of 30 Pages

===========================================
                              BVI, Inc.
Trade  Price Per            on behalf                Profit
Date      Share ($)    Fund   of BVI, Ltd.  Siegler    Sharing
-----------------------------------------------------------------
11/06/98    26.0606    8,625      4,312      12,660     1,078
-----------------------------------------------------------------
11/09/98    26.1074    5,439      2,722       7,492         0
-----------------------------------------------------------------
11/10/98    25.7276    1,677        839       2,310         0
-----------------------------------------------------------------
11/11/98    25.8958      544        272         749         0
-----------------------------------------------------------------
11/12/98    23.9375      113         57         156         0
-----------------------------------------------------------------
11/13/98    23.8876    1,065        533       1,467         0
-----------------------------------------------------------------
11/16/98    24.4955      952        476       1,311         0
-----------------------------------------------------------------
11/17/98    24.0000        0          0         600         0
-----------------------------------------------------------------
11/17/98    23.9505    8,816      4,411       6,695         0
-----------------------------------------------------------------
11/18/98    24.0117    6,301      3,153           0         0
-----------------------------------------------------------------
11/19/98    24.4984   11,899      5,953           0         0
-----------------------------------------------------------------
11/20/98    24.6508   19,767      9,890           0         0
===========================================

                                                     Page 26 of 30 Pages

===========================================

Trade                          R.V.
Date        Collery    Koffler    Dolphin    Dolphin II  Motorhome
-----------------------------------------------------------------
11/06/98          0        0          0           0           0
-----------------------------------------------------------------
11/09/98      6,424    1,923          0           0           0
-----------------------------------------------------------------
11/10/98      1,981      593          0           0           0
-----------------------------------------------------------------
11/11/98        643      192          0           0           0
-----------------------------------------------------------------
11/12/98        134       40          0           0           0
-----------------------------------------------------------------
11/13/98      1,258      377          0           0           0
-----------------------------------------------------------------
11/16/98      1,124      337          0           0           0
-----------------------------------------------------------------
11/17/98      2,600        0          0           0           0
-----------------------------------------------------------------
11/17/98      5,389    3,117      7,272           0           0
-----------------------------------------------------------------
11/18/98      3,103    2,227     13,016           0           0
-----------------------------------------------------------------
11/19/98      5,860    4,207     24,581           0           0
-----------------------------------------------------------------
11/20/98      9,734    6,987     26,723       8,997       5,115
===========================================

       On November 6, 1998, Gary N. Siegler elected to exercise options for 9,000 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1995 Stock Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 1,298 shares of the Issuer's Common Stock owned by him.

       On November 11, 1998, Neil H. Koffler elected to exercise options for 2,500 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1995 Stock Option Plan. Mr. Koffler elected to pay the exercise price for such shares with 366 shares of the Issuer's Common Stock owned by him.

                                                            Page 27 of 30 Pages

       On November 17, 1998, Neil H. Koffler elected to exercise options for 2,000 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1995 Stock Option Plan. Mr. Koffler elected to pay the exercise price for such shares with 314 shares of the Issuer's Common Stock owned by him.

       On November 18, 1998, Neil H. Koffler elected to exercise options for 4,000 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1995 Stock Option Plan. Mr. Koffler elected to pay the exercise price for such shares with 626 shares of the Issuer's Common Stock owned by him.

       On November 19, 1998, Neil H. Koffler elected to exercise options for 2,000 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1995 Stock Option Plan. Mr. Koffler elected to pay the exercise price for such shares with 314 shares of the Issuer's Common Stock owned by him.

       On November 20, 1998, Neil H. Koffler elected to exercise options for 7,000 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1995 Stock Option Plan. With respect to 2,000 shares received upon the exercise of such options, Mr. Koffler elected to pay the exercise price for such shares with 308 shares of the Issuer's Common Stock owned by him.

                                                    Page 28 of 30 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  November 23, 1998
SC FUNDAMENTAL INC.                       R.V. DOLPHIN PARTNERS, L.P.
                                          By: SC DOLPHIN, INC.,
                                              as General Partner

By:  /s/ Peter M. Collery         By: /s/ Peter M. Collery
----------------------------      -------------------------
Neil H. Koffler as Attorney-      Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery      in-Fact for Peter M. Collery
Vice President(1)                          Vice President(1)

THE SC FUNDAMENTAL VALUE FUND,             INSIGHT INVESTORS, L.P.
L.P.                                       By: SIEGLER, COLLERY & CO.,
By: SC FUNDAMENTAL, LLC,                       as General Partner
    as General Partner
                                           By: /s/ Peter M. Collery
By:  /s/ Peter M. Collery         ----------------------------
---------------------------       Neil H. Koffler as Attorney-
Neil H. Koffler as Attorney-      in-Fact for Peter M. Collery
in-Fact for Peter M. Collery      Vice President(1)
Vice President(1)


SC FUNDAMENTAL VALUE BVI, INC.             DOLPHIN PARTNERS II, L.P.
                                           By:  SC-DOLPHIN, INC.,
                                                as General Partner

By:  /s/ Peter M. Collery         By: /s/ Peter M. Collery
---------------------------       ---------------------------
Neil H. Koffler as Attorney-      Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery      in-Fact for Peter M. Collery
Vice President(1)                          Vice President(1)

/s/ Gary N. Siegler                        SIEGLER, COLLERY & CO.
---------------------------       EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-      PROFIT SHARING PLAN
in-Fact for Gary N. Siegler(1)
                                           By: /s/ Peter M. Collery
                                           -------------------------
/s/ Peter M. Collery              Neil H. Koffler as Attorney
----------------------------      in-Fact for Peter M.
Neil H.  Koffler as Attorney-              Collery, Vice President(1)
in-Fact for Peter M. Collery(1)

                                                      Page 29 of 30 Pages


ARENA-NRV INVESTORS, L.P.                 THE GARY N. SIEGLER FOUNDATION
By:  ARENA CAPITAL CORP.,
       as General Partner

By: /s/ Peter M. Collery          By:  /s/ Gary N. Siegler
-----------------------------     ---------------------------
Neil H. Koffler as Attorney-      Neil H. Koffler, as
in-Fact for Peter M. Collery      Attorney-in-Fact for
Vice President(1)                          Gary N. Siegler
                                           President(1)

MOTORHOME PARTNERS, L.P.
By:  SIEGLER, COLLERY & CO.,
     as General Partner

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SIEGLER, COLLERY & CO.

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SC FUNDAMENTAL, LLC

By:  SC FUNDAMENTAL INC.,
as Manager

By:  /s/ Peter M. Collery
--------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                                      Page 30 of 30 Pages


                                                 ARENA CAPITAL CORP.
SC-BVI PARTNERS

By:  SC FUNDAMENTAL VALUE BVI,                   By:  /s/ Peter M. Collery
INC., as Managing General Partner                _________________________
                                               Neil H. Koffler as
By: /s/ Peter M. Collery                         Attorney-in-Fact for
----------------------------            Peter M. Collery
Neil H. Koffler as Attorney-            Vice President(1)
in-Fact for Peter M. Collery
Vice President(1)
                                                 SC-DOLPHIN, INC.
SC FUNDAMENTAL VALUE BVI, LTD.

BY:  SC FUNDAMENTAL VALUE               By:  /s/ Peter M. Collery
BVI, INC.,                              -------------------------
as Managing General Partner             Neil H. Koffler as
of Investment Manager                   Attorney-in-Fact for
                                                   Peter M. Collery
By:  /s/ Peter M. Collery                 Vice President(1)
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)
                                                 /s/ Neil H. Koffler
                                                 ________________________
                                                 Neil H. Koffler


(1) Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities
       Corporation on August 4, 1995 and is hereby incorporated herein by reference.